Exhibit (99.1)

EASTMAN KODAK COMPANY

Media Contact:
David Kassnoff 585-724-2137        david.kassnoff@kodak.com


Kodak Announces Closure of Logistics Center and Solvent Coating
Operation at Kodak Park

ROCHESTER, N.Y., Jan. 9 - Eastman Kodak Company today announced that a logistics center and a materials management operation at Kodak Park will close later this year, along with a manufacturing operation that produces specialized solvent-coated products for various lines of business.
  Closure of the logistics and warehousing facilities will impact about 400 employees. Some of those operations will be relocated to other Kodak facilities, both in and outside Rochester. Kodak noted that the closure of the logistics center is part of the company's digital transformation and will help align the supply chain and logistics function to the digitally oriented operating model of the company's business units.
  Kodak also announced today that the Solvent Coating manufacturing operation at Kodak Park would close during the second quarter of 2007, impacting about 85 employees. The company said that declining demand for products manufactured at the facility, combined with available production capacity at other Kodak facilities, led to the closure decision.
  Kodak emphasized that neither closure decision was related to the performance of employees, which has been excellent. All impacted employees will be eligible to receive termination benefits that include up to a year's pay, continuation of health, dental and life insurance benefits for four months, a retraining allowance and outplacement counseling.
  In association with these actions, Kodak will take a $65 million restructuring charge in the 1st quarter of 2007 to cover costs including asset write-offs and employee terminations.

Additional information for Rochester media:
1. The product logistics center that will close is housed in Bldg. 605 at Kodak Park, and a materials receiving warehouse that will also close is located in Bldg. 502. Both facilities are in Kodak Park South (KPS), a section of the site that is largely in the Town of Greece, south of Ridgeway Avenue and west of Mount Read Boulevard, and also bounded by Lexington Avenue and Lee Road.

2. KPS is an area of Kodak Park that has relatively few buildings (only four out of more than 125 major buildings currently at Kodak Park), but it does contain 328 acres of industrial-zoned land. The land and buildings will be put up for sale as a single parcel, with availability by the end of 2007. Bldg. 605 is a large (2.1 million square feet) and modern climate-controlled warehouse, making it an ideal centerpiece for the community's business development efforts. "Kodak has a strong commitment to work with local elected officials and private parties to redevelop this parcel in a way that provides maximum benefit to the community," said John E. Richardson, Kodak's director of State and Local Government Relations. "We have already had success in selling or redeveloping three other former Kodak buildings in this area, and that has helped preserve or create several hundred jobs."

3. The Solvent Coating facility is housed in Bldg. 329 in a section of Kodak Park south of Ridge Road and west of Mount
    Read Boulevard, adjacent to the Koda-Vista Neighborhood in the Town of Greece.

About Eastman Kodak Company

Kodak is the world's foremost imaging innovator, providing leading products and services to the photographic, graphic communications and healthcare markets. With sales of $14.3 billion in 2005, the company is committed to a digitally oriented growth strategy focused on helping people better use meaningful images and information in their life and work. Consumers use Kodak's system of digital and traditional image capture products and services to take, print and share their pictures anytime, anywhere; Businesses effectively communicate with customers worldwide using Kodak solutions for prepress, conventional and digital printing and document imaging; Creative Professionals rely on Kodak technology to uniquely tell their story through moving or still images; and leading Healthcare organizations rely on Kodak's innovative products, services and customized workflow solutions to help improve patient care and maximize efficiency and information sharing within and across their enterprise.

More information about Kodak (NYSE: EK) is available at
www.kodak.com.
                                #
2007